Exhibit 10.1

TRANSITION AGREEMENT

This TRANSITION AGREEMENT (the “Agreement”) is made by and between Louise A. Mawhinney (the “Executive”) and Aratana Therapeutics, Inc. (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

RECITALS

WHEREAS, the Parties have previously entered into (i) that certain Employment Agreement, dated as of September 17, 2012, as amended by Amendment No. 1 to Employment Agreement, dated April 26, 2013 (collectively, the “Employment Agreement”), (ii) that certain Non-Disclosure and Assignment Agreement, dated as of September 27, 2012 (the “Non-Disclosure Agreement”), (iii) that certain Restricted Stock Award Agreement, dated as of September 25, 2012 (the “Restricted Stock Agreement”), which governs the terms of certain shares of the Company’s common stock (the “Restricted Shares”) issued to the Executive subject to the terms and conditions of the Restricted Stock Agreement and the Company’s 2010 Equity Incentive Plan (the “2010 Plan”), (iv) that certain Stock Option Agreement, dated as of September 25, 2012 (the “First Option Agreement”), which governs the terms of an option (the “First Option”) to purchase shares of the Company’s common stock granted to the Executive on September 25, 2012, subject to the terms and conditions of the First Stock Option Agreement and the 2010 Plan, and (v) that certain Stock Option Agreement, dated as of June 26, 2013 (the “Second Option Agreement” and together with the First Stock Option Agreement, the “Option Agreements”), which governs the terms of an option (the “Second Option” and, together with the First Option, the “Options”) to purchase shares of the Company’s common stock granted to the Executive on June 26, 2013, subject to the terms and conditions of the Second Stock Option Agreement and the Company’s 2013 Incentive Award Plan (the “2013 Plan”);

WHEREAS, the Parties desire to enter into this Agreement as of the Effective Date (as defined in Section 7(c) below); and

WHEREAS, the Parties intend for the Employment Agreement to continue to govern the terms of the Executive’s employment with the Company except as otherwise expressly set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, the Parties hereby agree as follows:

1. Termination of Employment; Service through Termination Date. Effective November 8, 2013 (the “Transition Date”), the Executive ceased to serve as Chief Financial Officer of the Company and no longer serves in any officer or other position with the Company or its subsidiaries, except as set forth in this Agreement. During the period (the “Transition Period”) commencing on the Transition Date and ending on the earlier to occur of (a) February 28, 2014 (the “Resignation Date”) or (b) the effective date of the Executive’s termination of employment with Company in accordance with Section 4.1 (Termination by the Company), Section 4.2 (Termination by the Executive) or Section 4.3 (Termination for Death or Complete Disability) of the Employment Agreement, in each case as modified hereby, or Section 4.4 (Termination by Mutual Agreement of the Parties) of the Employment Agreement (the actual date of the Executive’s termination of employment, the “Termination Date”), the Executive shall remain a full-time employee of the Company. During the Transition Period, the Executive shall devote substantially all of the Executive’s business time and effort to the performance of the Executive’s duties hereunder, shall report to and take directions from the Company’s Chief Financial Officer and shall use the Executive’s reasonable best efforts to assist with the transition of the duties and responsibilities of the Chief Financial Officer of the Company to the Executive’s successor to the position of Chief Financial Officer of the Company. In addition, during the Transition Period Executive shall perform such other duties as are reasonably requested by the Company’s Chief Executive Officer or Chief Financial Officer. Notwithstanding the foregoing, during the Transition Period, Executive shall be deemed to be and qualify as an “executive officer” for purposes of the rights and remedies relating to the indemnification of executive officers of the Company pursuant to Article XI of the Company’s bylaws. Effective as of the Termination Date, Executive shall cease to hold any position (whether as an officer, director, manager, employee, trustee, fiduciary, or otherwise) with, and shall cease to exercise or convey any authority (actual, apparent, or otherwise) on behalf of, the Company and its subsidiaries.

2. Compensation during the Transition Period. From and after the Effective Date, the Executive shall not be entitled to receive compensation or benefits under the Employment Agreement except as expressly provided in this Agreement. During the Transition Period, the Company shall continue to pay the Executive the Base Salary as in effect on the Transition Date, and the compensation and benefits to which the Executive is entitled under Section 3.4 (Expense Reimbursement) and Section 3.6 (Benefits; Vacation) of the Employment Agreement. For the avoidance of doubt, the Executive shall not be entitled to any compensation or benefits under Section 4.5 of the Employment Agreement upon a termination of employment with the Company and, except as provided under Section 5(c)(ii), shall not be eligible to receive a Bonus.

3. Treatment of Equity Awards. The Company agrees that the Executive’s service during the Transition Period shall (i) constitute the Executive’s Continuous Service (as defined in the 2010 Plan) for purposes of the Restricted Shares, the First Option, the Restricted Stock Agreement and the First Option Agreement and (ii) not constitute a Termination of Service (as defined in the 2013 Plan) for purposes of the Second Option and the Second Option Agreement. Except as otherwise expressly set forth in this Section 3 and Sections 5(c)(iv) and 5(c)(v), (a) the terms of the Restricted Stock Agreement shall continue to govern the Restricted Shares, (b) the terms of the First Option Agreement shall continue to govern the First Option and (c) the terms of the Second Option Agreement shall continue to govern the Second Option. The Executive acknowledges that the Options (y) to the extent unvested on the Termination Date will immediately expire on the Termination Date and (z) to the extent vested on the Termination Date, will expire if not exercised within three months following the Termination Date.

4. Certain Definitions. For purposes of this Agreement:

(a) “Cause” for the Company to terminate the Executive’s employment shall mean “Cause” as defined in the Employment Agreement, provided that Cause shall also include the Executive’s willful and material breach of the Executive’s duties under this Agreement that is not cured within thirty (30) days after the Executive’s receipt of written notice from the Board of such breach; and

(b) “Good Reason” for the Executive to terminate the Executive’s employment shall mean any action or inaction that constitutes a material breach by the Company or any successor or Affiliates of its obligations to the Executive under this Agreement, provided that a termination by the Executive shall only be deemed for Good Reason if: (i) the Executive gives the Company written notice of the intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that the Executive believes constitutes Good Reason, which notice shall describe such condition(s), (ii) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) and (iii) the Executive terminates the Executive’s employment within thirty (30) days following the end of the Cure Period.

5. Compensation upon Termination. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided in this Section 5, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts shall cease upon the termination of Executive’s employment.

(a) Accrued Rights. Following the termination of the Executive’s employment for any reason, the Company shall pay to the Executive the Base Salary and accrued and unused vacation benefits earned through the Termination Date at the rate in effect at the time of termination, plus all other amounts to which the Executive is entitled under any compensation plan or practice of the Company at the time of termination, less standard deductions and withholdings.

(b) Death or Complete Disability. If the Executive’s employment is terminated for death or Complete Disability, the vesting and/or exercisability of the Options and Restricted Shares shall be accelerated on the Termination Date as to the number of Options and Restricted Shares that would have vested over the twelve (12) month period following the Termination Date had the Executive remained continuously employed by the Company during such period.

(c) Certain other Terminations. If the Executive remains continuously employed with the Company through the Resignation Date or the Executive’s employment with the Company is terminated on or prior to the Resignation Date by the Company without Cause or by the Executive for Good Reason, then subject to the Executive executing and delivering to the Company a release in the form attached hereto as Exhibit A (the “Bring-Down Release”) no later than twenty-one (21) days following the Termination Date, and the Bring-Down Release becoming effective and irrevocable in accordance with its terms, the Executive shall be entitled to receive the following:

(i) an amount equal to $137,500, less standard deductions and withholdings, paid in substantially equal installments over a period of six (6) months following the Termination Date pursuant to the Company’s standard payroll practices (the “Base Salary Severance”), provided that any Base Salary Severance which would otherwise be payable prior to the 30th day following the Termination Date shall be cumulated and paid in a lump sum on the Company’s first ordinary payroll date that occurs on or after the 30th day following the Termination Date;

(ii) an amount equal to $41,250, less standard deductions and withholdings, payable in a lump sum on the Company’s first ordinary payroll date that occurs on or after the 30th day following the Termination Date (such amount, together with the Base Salary Severance, the “Cash Severance”);

(iii) should the Executive timely elect to continue Company-sponsored group health insurance benefits in accordance with the provisions of COBRA or a similar applicable state law (“State Continuation”), as applicable, following the Termination Date, to the extent that doing so will not result in adverse tax consequences or violate applicable law, the Company shall pay the full premium for such group health insurance continuation benefits for the Executive and any eligible dependents for a period of six (6) months following the Termination Date; provided, however, that (A) any such payments will cease if the Executive voluntarily enrolls in a health insurance plan offered by another employer or entity during the period in which the Company is paying such premiums, (B) the Executive agrees to promptly notify the Company in writing of any such enrollment and (C) for purposes of this Section 5(c)(iii), references to COBRA or State Continuation premiums shall not include any amounts payable by the Executive under an Internal Revenue Code Section 125 health care reimbursement plan;

(iv) the vesting and/or exercisability of each of the Executive’s outstanding Options shall be automatically accelerated on the effective date of the Bring-Down Release as to the number of Options that would have vested over the six (6) month period following the Termination Date had the Executive remained continuously employed by the Company during such period; and

(v) accelerated vesting under the terms of the Restricted Stock Agreement on the effective date of the Bring-Down Release of all unvested Restricted Shares.

For the avoidance of doubt, if Executive remains continuously employed with the Company through the Resignation Date and becomes entitled to the accelerated vesting provided under Sections 5(c)(iv) and 5(c)(v), then Executive shall hold the following numbers of vested Options and vested Restricted Shares (after giving effect to Sections 5(c)(iv) and 5(c)(v)) and all unvested shares subject to the Options shall be forfeited without consideration: 42,971 Restricted Shares, 41,797 shares subject to the First Option and 4,386 shares subject to the Second Option. The Company agrees that such Restricted Shares shall not be subject to any lockup agreement after the expiration of the existing lockup agreement that covers such shares. Upon request by the Company in connection with an offering by the Company of equity securities, the Executive agrees to execute a lockup agreement restricting the sale, transfer or other disposition of the shares subject to the First Option and the shares subject to the Second Option for a period of 90 days, in substantially the form of the existing lockup agreement between the Company and the Executive.

6. No Right to Resign for Good Reason. The Executive acknowledges and agrees that this Agreement and the changes in the Executive’s rights and obligations provided hereunder shall not give the Executive a right to resign employment for Good Reason (whether under this Agreement or the Employment Agreement).

7. Release of Claims.

(a) General Release. In exchange for the consideration provided to the Executive in this Agreement, the Executive hereby generally and completely releases the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring on or prior to the date the Executive signs this Agreement, except claims that the law does not permit the Executive to waive by signing this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to the Executive’s employment with the Company or the termination of that employment; (b) all claims related to the Executive’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990 and the federal Age Discrimination in Employment Act of 1967 (the “ADEA”), the Kansas Anti-discrimination Act, the Kansas Age Discrimination in Employment Act, the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Labor and Industries Act, the Massachusetts Privacy Act, the Massachusetts Wage Act and the Massachusetts Maternity Leave Act, all as amended.

(b) Retained Claims. Notwithstanding the foregoing, nothing in this Agreement shall constitute a release by the Executive of any claims or damages based on (i) the Executive’s rights to any vested employee benefit entitlements, pursuant to written terms of any employee benefit plan of the Company or its affiliates, (ii) the Executive’s eligibility for indemnification under applicable law, Company governance documents or under any applicable insurance policy with respect to the Executive’s liability as an employee or officer of the Company, (iii) the Executive’s rights to the Options and Restricted Shares, pursuant to the terms, as applicable, of the Option Agreements and the Restricted Stock Agreement (each, as modified hereby) and the 2013 Plan or 2010 Plan or (iv) the Executive’s rights under this Agreement.

(c) ADEA. The Executive acknowledges that, among other rights, the Executive is waiving and releasing any rights the Executive may have under the ADEA, that this release and waiver is knowing and voluntary, and that the consideration given for this release and waiver is in addition to anything of value to which the Executive was already entitled. The Executive further acknowledges that the Executive has been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Agreement is executed; (b) the Executive should consult with an attorney prior to executing this Agreement; (c) the Executive has twenty-one (21) days in which to consider this Agreement (although the Executive may choose voluntarily to execute this Agreement earlier); (d) the Executive has seven (7) days following the execution of this Agreement to revoke the Executive’s consent to this Agreement by delivering written notice of revocation to the Company’s Chief Executive Officer; (e) nothing in this Agreement prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law, and (f) this Agreement shall become effective on the eighth (8th) day after the Executive signed this Agreement, so long as it has not been revoked by the Executive (the “Effective Date”).

8. Other Agreements. The Executive acknowledges the Executive’s continuing obligations under the Non-Disclosure Agreement and the Employment Agreement. This Agreement shall be subject to the provisions of Sections 2.1, 4.8, 7, 8, 10, 11, 15 and 16 of the Employment Agreement as if such sections were set forth herein. The Executive understands and agrees that the Executive’s right to payments under Section 5(c) is contingent upon the Executive’s continued compliance with the terms of the Non-Disclosure Agreement and Sections 2.2 and 2.3 of the Employment Agreement.

9. Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company reasonably determines it is required to withhold.

10. Severability; Successors. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of provision. This Agreement shall inure to the benefit of the Company and its successors and assigns and shall be binding upon the successors and assigns of the Company and the Executive.

11. Integration. This Agreement (including the Bring-Down Release), together with the Employment Agreement (as modified hereby), the Non-Disclosure Agreement, the Option Agreements (as modified hereby) and the Restricted Stock Agreement (as modified hereby) (such additional agreements, collectively, the “Ancillary Agreements”), constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and the Executive with regard to the subject matter hereof.

12. Voluntary Execution of Agreement. The Executive represents that the Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party. The Executive acknowledges that: (a) the Executive has read this Agreement; (b) the Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement or the Ancillary

Agreements; (c) the Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has elected not to retain legal counsel; (d) the Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) the Executive is fully aware of the legal and binding effect of this Agreement.

13. Application of Internal Revenue Code Section 409A. Notwithstanding anything to the contrary set forth herein, any Cash Severance amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall not commence in connection with the Executive’s termination of employment unless and until the Executive has also incurred a “separation from service” within the meaning of Section 409A of the Code, unless the Company reasonably determines that such amounts may be provided to the Executive without causing the Executive to incur the additional twenty percent (20%) tax under Section 409A of the Code. To the extent any Cash Severance amounts: (i) are paid following the date of termination of the Executive’s employment through March 15 of the calendar year following such termination, such severance benefits are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; (ii) are paid following said March 15, such Cash Severance benefits are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary separation from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision; and (iii) are in excess of the amounts specified in clauses (i) and (ii) of this paragraph, shall (unless otherwise exempt under Treasury Regulations) be considered separate payments subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payments or benefits be delayed until six (6) months and one (1) day after the Executive’s separation from service if the Executive is a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service. In the event that a six (6) month and one (1) day delay of any such separation payments or benefits is required, on the first regularly scheduled pay date following the conclusion of the delay period the Executive shall receive a lump sum payment or benefit in an amount equal to the separation payments and benefits that were so delayed, and any remaining separation payments or benefits shall be paid on the same basis and at the same time as otherwise specified pursuant to this Agreement (subject to applicable tax withholdings and deductions).

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

ARATANA THERAPEUTICS, INC.

Date: November 26, 2013	By:	/s/ Steven St. Peter
	Name:	Steven St. Peter, M.D.
	Its:	President and Chief Executive Officer

EXECUTIVE

Date: November 26, 2013	/s/ Louise A. Mawhinney
Louise A. Mawhinney

Exhibit A

BRING-DOWN RELEASE

Reference is hereby made to that certain Transition Agreement (the “Transition Agreement”), dated as of November 26, 2013, by and between Louise A. Mawhinney (the “Executive”) and Aratana Therapeutics, Inc. (the “Company”). Capitalized terms used but not defined in this Bring-Down Release shall have the meanings set forth in the Transition Agreement.

For and in consideration of the payments and benefits due to the Executive pursuant to Section 5(c) of the Transition Agreement, which the Executive acknowledges are contingent upon the Executive executing and delivering to the Company this Bring-Down Release no later than twenty-one (21) days following the Termination Date, and this Bring-Down Release becoming effective and irrevocable in accordance with its terms, the Executive hereby re-affirms the release of claims set forth in Section 7(a) of the Transition Agreement (as qualified by Section 7(b) of the Transition Agreement) as if such release of claims had been executed on the date the Executive executes this Bring-Down Release.

The Executive acknowledges that, among other rights, the Executive is waiving and releasing any rights the Executive may have under the ADEA, that this release and waiver is knowing and voluntary, and that the consideration given for this release and waiver is in addition to anything of value to which the Executive was already entitled. The Executive further acknowledges that the Executive has been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Bring-Down Release is executed; (b) the Executive should consult with an attorney prior to executing this Bring-Down Release; (c) the Executive has twenty-one (21) days in which to consider this Bring-Down Release (although the Executive may choose voluntarily to execute this Bring-Down Release earlier); (d) the Executive has seven (7) days following the execution of this Bring-Down Release to revoke the Executive’s consent to this Bring-Down Release by delivering written notice of revocation to the Company’s Chief Executive Officer; (e) nothing in this Bring-Down Release prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law, and (f) this Bring-Down Release shall become effective on the eighth (8th) day after the Executive signed this Agreement, so long as it has not been revoked by the Executive.

This Bring-Down Release shall be subject to the provisions of Sections 8, 10, 11, 12, 15 and 16 of the Employment Agreement as if such sections were set forth herein.

Executed             , 20    .

EXECUTIVE

Louise A. Mawhinney